Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES ACQUISITION OF

ADVANCED PRECISION MACHINING

IRVINE, CA, February 12, 2026 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that on February 9, 2026 it completed its acquisition of Advanced Precision Machining LLC, (“APM”), formerly operated as Advanced Precision Machining, Inc., a manufacturing facility located in Costa Mesa, Calif. APM manufactures several of our machined sub-assemblies and also produces parts and assemblies for aerospace and defense systems. In addition, it serves as a Prime Contractor for the U.S. Government and therefore maintains registrations under the International Traffic in Arms Regulations (“ITAR”) as well as a Joint Certification Program (“JCP”) certification. We anticipate that we will operate APM independently of Pro-Dex and therefore, due to the length of their accounting close, we anticipate that our future consolidated results of operations will likely be announced closer to or on our statutory Securities and Exchange Commission deadlines.

“We are excited that APM is joining the Pro-Dex family,” said Rick Van Kirk, President and CEO of Pro-Dex. “APM has been a quality supplier of ours for several decades and we look forward to applying some of APM’s leading edge automation and technology to streamline our manufacturing and assembly operations in Irvine.”

Mr. Van Kirk continued, “This transaction is part of our expansion plans based upon the recently announced contract extension with our largest customer and resultant expectant revenue growth. Additionally, we anticipate maintaining and expanding APM’s business with other industries.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Additionally, we provide engineering, quality, and regulatory consulting services to our customers. We also manufacture and sell rotary air motors to a wide range of industries; however, these motors comprise a de minimis portion of our business. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future (including, without limitation, expected revenue growth and the ability maintain and expand APM’s business), are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. The risks included above are not exhaustive. For a more detailed description of risks associated with the Company, interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.